Exhibit 99.1

E.Merge Technology Acquisition Corp. Announces Appointment of Benjamin Reitzes and Morgan Hermand to Board of Directors

New York, NY, June 29, 2022 (GLOBE NEWSWIRE) — E.Merge Technology Acquisition Corp. (the “Company”) announced today that the company’s Board of Directors (the “Board”) has approved an increase in the size of the Board from five (5) directors to seven (7) directors and elected Benjamin Reitzes and Morgan Hermand as members of the Board. The Board determined that each of Benjamin Reitzes and Morgan Hermand is an “independent director” as defined in the Nasdaq listing standards and applicable rules of the Securities and Exchange Commission.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the software and internet technology industries. The Company is led by Chairman, S. Steven Singh, and Co-Chief Executive Officers, Jeff Clarke and Guy Gecht.

FORWARD-LOOKING STATEMENTS

This press release may contain statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Jeff Clarke

Guy Gecht

E.Merge Technology Acquisition Corp.

(619) 736-6855